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Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the consolidated financial position and the results of operations for future periods or the results that actually would have been realized had Harvard Bioscience, Inc. and its subsidiaries ("Harvard Bioscience" or "the Company") and Genomic Instrumentation Services, Inc. d/b/a GeneMachines ("GeneMachines") been a consolidated company during the specified period.

        The following unaudited pro forma condensed combined financial statements are based on the respective audited historical consolidated financial statements and the notes thereto of Harvard Bioscience and GeneMachines after giving effect to the acquisition of GeneMachines using the purchase method of accounting and the assumptions and adjustments described below. The purchase price was allocated to the estimated fair value of the assets acquired and of certain liabilities assumed based on GeneMachines balance sheet at December 31, 2002. The purchase price allocation is based on a preliminary independent appraisal and management estimates, which are not expected to change significantly. The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 assumes the acquisition occurred on January 1, 2002. The unaudited pro forma condensed combined balance sheet at December 31, 2002 assumes the acquisition occurred on December 31, 2002.

        The pro forma adjustments were based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma condensed combined financial statements that Harvard Bioscience's management believes are reasonable in the circumstances.

        The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of Harvard Bioscience for the year ended December 31, 2002, included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC"), and the corresponding separate historical financial statements of GeneMachines, which is included in this Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	Historical As of December 31, 2002				As of December 31, 2002
	Harvard Bioscience	GeneMachines	Pro forma adjustments		Pro forma combined
Current assets:
Cash and cash equivalents	$15,313	$240	$(2,540	)(2B,D)	$13,013
Trade accounts receivable, net	13,917	1,855	(278	)(2B)	15,494
Other receivable and other assets	478	136	(85	)(2B)	529
Inventories	15,467	1,736	234	(2B,F)	17,437
Catalog costs	283	—	—		283
Prepaid expenses	1,883	—	—		1,883
Deferred tax assets	1,073	—	—		1,073

Total current assets	48,414	3,967	(2,669)		49,712

Property, plant and equipment, net	5,918	1,093	(404	)(2B,H)	6,607

Other assets:
Deferred tax asset	669	—	—		669
Goodwill and indefinite lived intangibles	31,053	—	2,704	(2A,B)	33,757
Other definite lived intangibles, net	20,293	—	3,719	(2A, B)	24,012
Other assets	1,236	89	(24	)(2B)	1,301

Total other assets	53,251	89	6,399		59,739

Total assets	$107,583	$5,149	$3,326		$116,058

Current liabilities:
Line of credit	$—	$226	$5,774	(2B, D)	$6,000
Current installments of long-term debt	699	93	(88	)(2B)	704
Trade accounts payable	5,525	651	—		6,176
Accrued income taxes payable	1,151	—	—		1,151
Accrued expenses	7,362	1,190	(491	)(2B, C,)	8,061
Other liabilities	403	—	—		403
Deferred revenue	1,459	1,292	(172	)(2B)	2,579

Total current liabilities	16,599	3,452	5,023		25,074

Long-term liabilities
Long-term debt, less current portion	400	13	(13	)(2B)	400
Deferred income tax liability	930	—	—		930
Other liabilities	1,273	—	—		1,273

Total long-term liabilities	2,603	13	(13)		2,603

Redeemable Convertible Preferred Stock	—	10,671	(10,671	)(2B)	—

Stockholders' equity:
Convertible Preferred Stock	—	501	(501	)(2B)	—
Common stock	347	107	(107	)(2B)	347
Additional paid-in capital	171,622	—	—		171,622
Accumulated deficit	(82,851)	(9,595)	9,595	(2B)	(82,851)
Accumulated other comprehensive income (loss)	894	—	—		894
Notes receivable	(963)	—	—		(963)
Treasury stock at cost	(668)	—	—		(668)

Total stockholders' equity	88,381	(8,987)	8,987		88,381

Total liabilities and stockholders' equity	$107,583	$5,149	$3,326		$116,058

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the year ended December 31, 2002
	Harvard Bioscience	GeneMachines	Pro Forma Adjustments		Pro Forma Combined
Revenues	$57,380	$9,816	$—		$67,196
Operating expenses:
Cost of product revenues	28,824	6,227	234	(2F)	35,285
Selling, marketing, general and administrative expenses	17,622	5,192	(203	)(2H)	22,611
Research and development expenses	4,146	1,236	—		5,382
Stock compensation expense	1,269	—	—		1,269
Amortization of intangible assets	1,543	—	372	(2A)	1,915
In-process research and development expense	1,551	—	—		1,551
Restructuring costs	784	—	—		784

Operating income (loss)	1,641	(2,839)	(403)		(1,601)

Other income (expense):
Interest, net	341	(24)	(270	)(2D)	47
Other, net	366	—	—		366

Total other income (expense), net	707	(24)	(270)		413

Income (loss) before income taxes	2,348	(2,863)	(673)		(1,188)
Income taxes	1,611	—	(1,423	)(2E)	188

Net income (loss)	$737	$(2,863)	$(750)		$(1,376)

Accretion of preferred stock dividends	—	(15)	(15	)(2G)	—

Net income (loss) available to common sharehlders	737	(2,878)	765		(1,376)

Income (loss) per share:
Basic	$0.03	—	—		$(0.05)
Diluted	$0.03	—	—		$(0.05)

Weighted average common shares:
Basic	27,090	—	—	(3)	27,090

Diluted	27,598	—	(508	)(3)	27,090

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation and Purchase Price

        On March 12, 2003, Harvard Bioscience, through its wholly owned subsidiary, Genomic Solutions, Inc. ("Genomic Solutions") completed its acquisition of substantially all of the assets and certain liabilities of GeneMachines. The acquisition was consummated pursuant to an asset purchase agreement dated February 28, 2003, by and among Genomic Solutions and GeneMachines ("the Purchase Agreement"). The transaction was accounted for using the purchase method of accounting. The total purchase price consideration was $8.3 million in cash. In addition, Harvard Bioscience estimates that approximately $250 thousand of direct acquisition costs will be incurred. To partially fund the acquisition of GeneMachines, Harvard Bioscience entered into a bridge loan agreement with a bank to borrow $6 million, in the form of a demand promissory note. The interest rate of the bridge loan is the bank's prime rate. As of the date of the acquisition, the bank's prime rate was 4.5%.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 gives effect to the acquisition as if the transaction had occurred as of January 1, 2002. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if the transaction had occurred on December 31, 2002. The allocation of the purchase price is based on a preliminary independent appraisal and management estimates. Below is a table of the purchase price allocation, including estimated direct acquisition costs of $250 thousand, in thousands of dollars:

Current assets	$3,598
Property, plant and equipment	689
Purchased intangibles with definite lives	3,719
Trademarks and tradenames	142
Goodwill	2,562
Other assets	65
Current liabilities	(2,225)

$8,550

Note 2. Pro Forma Adjustments

        The pro forma adjustments are based on an estimated allocation of purchase price to the assets acquired and liabilities assumed based on the balance sheet of GeneMachines as of December 31, 2002.

        (A)  The estimated fair value, in thousands, of goodwill and intangible assets at December 31, 2002, with estimated lives is as follows:

	Amount	Period
	(in thousands)
Acquired technologies	$3,719	10
Goodwill	2,562	Indefinite
Trademarks and tradenames	142	Indefinite

Total goodwill and intangible assets	$6,322

        The estimated value assigned to acquired technologies was determined by using a discounted cash flow approach which measures what a buyer will be willing to pay currently for the future cash stream potential of existing technologies. Forecasts of future cash flows were based on management's best estimate of expected market conditions and expected courses of action.

        The estimated value assigned to the GeneMachines trade name and trademark was determined by applying the income approach, using the relief from royalty methodology, which estimates the royalty income that would be negotiated at an arms-length transaction if the asset were licensed from a third party. This method assumed that the acquired trademark and trade name had value to the extent that

Harvard Bioscience was relieved of the obligation to pay royalties for the benefits received from the trademark and trade name.

        Amortization of purchased intangibles with definite lives in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 is estimated to be $372 thousand. An adjustment has been included to reflect this estimate.

        (B)  Adjustment to reflect the cash paid in connection with the acquisition of GeneMachines, the elimination of the stockholders equity accounts, including redeemable convertible preferred stock, certain liabilities not assumed, and certain assets not acquired of GeneMachines, and the allocation of purchase price to the estimated fair value of assets acquired as shown in Note 1.

        (C)  Adjustment to reflect the estimates for accruals of direct acquisition costs of $250 thousand.

        (D)  Adjustment to reflect the bridge loan entered into by Harvard Bioscience to partially fund the acquisition of GeneMachines and the estimated related interest expense for the year ended December 31, 2002. The interest rate on the bridge loan is assumed to be the bank's prime rate, 4.5% at December 31, 2002. A change of 1/8% in the interest rate would result in a change of interest expense of $8 thousand.

        (E)  Adjustment to reflect the estimated income tax effects of the acquisition, including the assumed realization of tax benefits for the combined company using a statutory effective rate of 40.2%.

        (F)  Adjustment to reflect the fair value adjustment to inventory in connection with the acquisition and the assumed subsequent sale of that inventory in the year ended December 31, 2002.

        (G)  Adjustment to reflect the elimination of preferred stock dividends, as preferred stock was not acquired.

        (H)  Adjustment to reflect the estimated reduction in depreciation expense as a result of not acquiring certain fixed assets of GeneMachines.

Note 3. Pro Forma Net Loss Per Share

        The unaudited basic and diluted net loss per share is based on the weighted average number of Harvard Bioscience common shares outstanding for the year ended December 31, 2002. For the year ended December 31, 2002, the combined unaudited pro forma diluted earnings per share does not include common stock equivalents resulting from stock options because to do so would have been anti-dilutive.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION